[EXHIBIT 10.13]

                      [LETTERHEAD OF THE COMPANY]

In _________ on February ____, 2003
V _________dne ____ unora 2003

To: ABN AMRO Bank N.V., a company established and existing under the law of the Netherlands with its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, the Netherlands, conducting its business in the Czech Republic through its branch ABN AMRO Bank N.V., with its registered office at Lazarska 3/1718, Prague 1, Postal Code 110 00, Czech Republic, Identification No. 47 60 79 21 (the "Bank")
      ABN AMRO Bank N.V., se sidlem na adrese Gustav Mahlerlaan 10, 1082 PP Amsterdam, Nizozemi, spolecnosti zalozene a existujici dle zakonu Nizozemi a provozujici svou obchodni cinnost v Ceske republice prostrednictvim sve pobocky ABN AMRO N.V, se sidlem na adrese Lazarska 3/1718, Praha 1, PSC 110 00, Ceska republika,
      IC 47 60 79 21 (dale jen ,,banka")

                       Letter of Subordination
                         Dopis o podrizenosti

This Letter of Subordination confirms our consent, i.e. consent of SDC International, Inc., a company established and existing under the laws of _____________, with its registered office at 30 Old Rudnick Land, City of Dover, County of Kent, Delaware 19901, the U.S.A., to subordinate any and all outstanding debt owing to us (the "outstanding debt") by TATRA, a.s., a company established and existing under the laws of the Czech Republic, with its registered office at Stefanikova 1163, Koprivnice, Identification No. 45 19 34 44 (the "Borrower") towards the Borrower's obligation arising out from the Uncommitted Combined Credit Facility Agreement, Ref. No. 2001/1410 concluded between the Borrower and the Bank on October 25, 2001, as amended by Amendment No.1 concluded on April 18, 2002 and Amendment No. 2 concluded on August 29, 2002 (the "Credit Agreement") under which the Borrower shall have the right, under the terms and conditions set out therein, to draw a credit facility up to the maximum amount of USD 10,000,000 (the "Credit Facility"). The subordination shall apply to the principal as well as to all accrued interest and other appurtenances and all fees arisen in connection with the Credit Agreement.
Tento dopis o podrizenosti potvrzuje nas souhlas, tj. souhlas SDC International, Inc., spolecnosti zalozene a existujici dle prava _____________, se sidlem na adrese 30 Old Rudnick Land, City of Dover, County of Kent, Delaware 19901, USA, k podrizeni veskerych nasich peneznich pohledavek ("nase pohledavky") vuci obchodni spolecnosti TATRA, a.s., zalozene a existujici dle prava Ceske Republiky, se sidlem na adrese Stefanikova 1163, Koprivnice, IC 45 19 34 44 (dale jen "dluznik") vuci pohledavkam banky vyplyvajicim ze Smlouvy o nezavazne kombinovane uverove lince, ref. c 2001/1410, uzavrene mezi dluznikem a bankou dne 25.rijna 2001, ve zneni jejiho dodatku c. 1 ze dne 18.dubna 2002 a dodatku c. 2 ze dne 29.srpna 2002 (dale jen "uverova smlouva"), na zaklade niz ma dluznik pravo za podminek stanovenych smlouvou cerpat uver az do vyse 10.000.000,- USD (dale jen "uver"). Podrizeni nasich pohledavek se vztahuje jak na jistinu, tak i na nabehly urok a jine prislusenstvi uveru stejne jako na poplatky uctovane v souvislosti s uverovou smlouvou.

We hereby undertake that the outstanding debt will be subordinated to Credit Facility, thus we assure that the Credit Facility will be paid off first and prior to the outstanding debt.
Timto se zarucujeme, ze nase pohledavky budou podrizeny uveru, tedy ze nase pohledavky budou splneny teprve pote, kdy bude plne uhrazen uver.

Whereas we indirectly own 51% of the nominal value of the issued shares capital of the Borrower to which voting rights in the Borrower are assigned, we hereby further represent and warrant that we shall arrange and


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ensure that no dividends from the profit of the Borrower shall be distributed among its shareholder for the entire duration of any obligations of the Borrower under the Credit Agreement.
Vzhledem k tomu, ze neprimo vlastnime 51% celkove jmenovite hodnoty akcii dluznika, s nimiz je spojeno hlasovaci pravo, prohlasujeme a zarucujeme, ze zajistime, ze po dobu trvani jakychkoliv zavazku z uverove smlouvy nebude rozdelen podil na zisku dluznika (dividendy) mezi jeho akcionare.

This Letter of Subordination shall remain valid and effective until the moment the Bank informs us in writing that the Credit Facility has been fully repaid by the Borrower, to the address mentioned above. Tento dopis o podrizenosti zustane platny a ucinny az do te doby, dokud nam banka na vyse uvedenou adresu nedoruci oznameni, ze uver byl dluznikem zcela uhrazen.

We hereby represent and warrant that the execution, delivery and performance of this Letter of Subordination has been duly authorised by all necessary actions and will not violate any provisions of applicable laws or regulations or any order of any court or regulatory body or any agreement made between us and any third party.
Timto prohlasujeme a zarucujeme, ze vyhotoveni a plneni zavazku z tohoto Dopisu o podrizenosti bylo radne schvaleno a neporusuje tak zadne zakony, narizeni ani vyhlasky nebo rozhodnuti soudnich organu ani neporusuje zadnou smlouvu uzavrenou mezi nami a jakoukoliv treti osobou.

If we shall in any way act contrary to any provision contained in this Letter of Subordination, we shall be liable to pay the Bank upon its demand and instead of the Borrower the amount due under the Credit Facility. No cancellation, reduction, continuation or increase of the Credit Facility shall affect the subordination made by us hereunder. Budeme-li jednat v rozporu s nekterym prohlasenim ci zavazkem ucinenym v tomto dopise o podrizenosti, zavazujeme se, ze Vam namisto dluznika a na Vasi zadost splatime vsechny penezni zavazky splatne v ramci uveru. Jakekoli zruseni, snizeni, pokracovani ci navyseni uveru nebude mit vliv na podrizenost, k niz jsme se timto dopisem zavazali.

This Letter of Subordination is made in one bilingual English-Czech copy. In case of any discrepancy between the English and Czech versions, the English language version shall prevail.
Tento dopis o podrizenosti byl podepsan v jednom vyhotoveni v anglicko-ceske jazykove verzi. V pripade jakehokoliv rozporu mezi anglickou a ceskou jazykovou verzi je rozhodujici zneni v jazyce anglickem.

This Letter of subordination is construed in accordance with and governed by the laws of Delaware, the U.S.A.
Tento Dopis o podrizenosti se ridi pravem statu Delaware, USA.

Sincerely,
S pozdravem,

SDC INTERNATIONAL INC.


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